Exhibit 10.1

New Century Financial Corporation

Deferred Compensation Plan

Amended and Restated July 1, 2004

ARTICLE 1

In recognition of the services provided by certain key employees, the Board of Directors of New Century Financial Corporation hereby adopts a deferred compensation plan (the “Plan”) to make additional retirement benefits and increased financial security, on a tax favored basis, available to those individuals effective January 1, 1999 and amended effective July 1, 2004.  This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

ARTICLE 2
DEFINITIONS

Affiliate.  “Affiliate” means any firm, partnership, or corporation that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company.  “Affiliate” also includes any other organization similarly related to the Company that is designated as such by the Board.

Annual Bonus.  “Annual Bonus” means any compensation, in addition to Base Annual Salary, paid in respect of a Plan Year to a Participant as an Employee under the Company’s Incentive Plan, or otherwise as a bonus in the discretion of the Company.

Annual Deferral Amount.  “Annual Deferral Amount” shall mean that portion of a Participant’s Base Salary, Annual Bonus, Commissions, and/or Excess Deferrals that a Participant elects to have, and is, deferred, in accordance with Article 4 for any one Plan Year.  In the event of Retirement, Disability, death or a Termination of Employment prior to the end of a Plan Year, such year’s Annual Deferral Amount shall be the actual amount withheld prior to such event.

Base Annual Salary.  “Base Annual Salary” means the annual compensation (excluding bonuses, commissions, overtime, incentive payments, welfare benefits, including, without limitation, severance benefits, non-monetary awards or payments, Directors Fees and other fees, stock options and phantom stock grants, and car allowances) paid to a Participant for services rendered to any Employer, before reduction for compensation deferred pursuant to all tax-qualified, non-qualified and Code Section 125 plans (other than compensation deferred under individual employment Contracts) of any Employer.  The Committee may, in its discretion, with respect to any one or more Participants establish for any Plan Year a limit on the amount of Base Annual Salary to be taken into account under this Plan.

Beneficiary.  “Beneficiary” means the person or persons designated as such in accordance with Section 15.2.

Board.  “Board” means the Board of Directors of the Corporation.

Change in Control.  “Change in Control” means any of the following:

(a)                                  The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 25% or more of either (1) the then-outstanding shares of common stock of the Corporation (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control; (A) any acquisition directly from the Corporation, (B) any acquisition by the Corporation, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any affiliate of the Corporation or a successor, or (D) any acquisition by any entity pursuant to a transaction that complies with Sections (a), (b), and (c) below;

(b)                                 Individuals who, as of July 1, 2004, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to July 1, 2004 whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)                                  Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Corporation or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Corporation, or the acquisition of assets or stock of another entity by the Corporation or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation’s assets directly or through one or more subsidiaries (a “Parent”)) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Corporation or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, 25% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 25% existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d)                                 Approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation other than in the context of a transaction that does not constitute a Change in Control under clause (c) above.

Claimant.  “Claimant” shall have the meaning set forth in Section 13.1.

Code.  “Code” means the Internal Revenue Code of 1986, as amended from time to time.

Commissions.  “Commissions” means an Eligible Employee’s commissions for any Plan Year, as determined in accordance with an Employer’s policies and procedures regarding compensation.

Committee.  “Committee” means the persons appointed by the Plan Administrator, and which also may act for the Company or the Board in making decisions and performing specified duties under the Plan.

Company.  “Company” means the Corporation and any Affiliate which is authorized by the Plan Administrative Committee to adopt the Plan and cover its Eligible Employees and whose designation as such has become effective upon acceptance of such status by the board of directors of the Affiliate.  An Affiliate may revoke its acceptance of such designation at any time, but until such acceptance has been revoked, all the provisions of the Plan and amendments thereto shall apply to the Eligible Employees of the Affiliate.  In the event the designation is revoked by the board of directors of an Affiliate, the Plan shall be deemed terminated only with respect to such Affiliate.

Compensation.  “Compensation” means the total amount of cash remuneration paid by the Company to an Eligible Employee for any calendar year of employment as wages, commissions, bonuses and other monetary incentives, including the Participant’s contributions under this Plan and under any other plan of deferred compensation maintained by the Company or an Affiliate but not taking into account any Company contributions to benefit plans, all fringe benefits, moving and relocation expenses and other forms of welfare benefits.

Compensation Deferral.  “Compensation Deferral” means that portion of Compensation as to which a Participant has made an annual irrevocable election to defer receipt until the date specified under the In-Service Distribution Option or the Retirement Option.

Corporation.  “Corporation” means New Century Financial Corporation, a Delaware corporation, and any successor.

Deduction Limitation.  “Deduction Limitation” means the following described limitation on the annual benefit that may be distributed pursuant to the provisions of this Plan.  The limitation shall be applied to distributions under this Plan as expressly set forth in this Plan.  If the Company determines in good faith prior to a Change in Control that there is a reasonable likelihood that any compensation paid to a Participant for a taxable year of the Company would not be deductible by the Company solely by reason of the limitation under Code Section 162(m), then to the extent deemed necessary by the Company to ensure that the entire amount of any distribution to the Participant pursuant to this Plan prior to the Change in Control is deductible, the Company may, in its sole discretion, defer all or any portion of the distribution.  Any amounts deferred pursuant to this limitation shall continue to be credited (or debited) with earnings, gains, losses, and changes in value of the Deemed Investment Options in accordance with Section 5.3.  The amounts so deferred and interest thereon shall be distributed to the Participant or his or her Beneficiary (in the event of the Participant’s death) at the earliest possible date, as determined by the Company in good faith, on which the deductibility of compensation paid or payable to the Participant for the taxable year of the Company during which the distribution is made will not be limited by Section 162(m), or if earlier, the effective date of a Change in Control

Disabled.  “Disabled” means a mental or physical condition which qualifies a Participant for benefits under the Company’s Long-Term Disability Plan.

Discretionary Company Contribution.  “Discretionary Company Contribution” are those credited to the Participant’s Retirement Distribution Account and/or In-Service Distribution Account by the Company pursuant to Section 4.4.

Discretionary Company Contribution Account.  “Discretionary Company Contribution Account” shall mean the sum of (i) the Participant’s Discretionary Company Contribution Amount plus (ii) earnings, gains, losses, and changes in value of the Earnings Crediting Options hereon credited (or debited) in accordance with Section 5.3, net of all distributions from such account.  This account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to the Plan.

Discretionary Matching Contribution.  “Discretionary Matching Contribution” are those credited to the Participant’s Retirement Distribution Account and/or In-Service Distribution Account by the Company pursuant to Section 4.5.

Discretionary Matching Contribution Account.  “Discretionary Matching Contribution Account” shall mean the sum of (i) the Participant’s Discretionary Matching Contribution Amount plus (ii) earnings, gains, losses, and changes in value of the Earnings Crediting Options hereon credited (or debited) in accordance with Section 5.3, net of all distributions from such account.  This account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to the Plan.

Distribution Option.  “Distribution Option” means the two (2) distribution options which are available under the Plan, consisting of the Retirement Distribution Option and the In-Service Distribution Option.

Distribution Option Account.  “Distribution Option Account” or “Accounts” means, with respect to a Participant, the Retirement Distribution Account and/or the In-Service Distribution

Account established on the books of account of the Company, pursuant to Section 5.1, for each Distribution Option Period.

Distribution Option Period.  “Distribution Option Period” means a period of five (5) Plan Years for which an Eligible Employee elects, in the Enrollment Agreement, the time and manner of payment of amounts credited to the Eligible Employee’s In-Service Distribution Option Account for such Plan Years.

Earnings Crediting Options.  “Earnings Crediting Options” means the deemed investment options selected by the Participant from time to time pursuant to which deemed earnings are credited to the Participant’s Distribution Option Accounts pursuant to Section 5.2

Effective Date.  “Effective Date” means the effective date of the Amended Plan which is July 1, 2004.

Elective Deferral Account.  “Elective Deferral Account” shall mean the sum of (i) a Participant’s Deferral Amount, plus (ii) earnings, gains, losses, and changes in value of the Earnings Crediting Options hereon credited (or debited) in accordance with Section 5.3, net of all distributions from such account.  This account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to the Plan.

Eligible Employee.  “Eligible Employee” means an Employee who is a member of the group of selected management and/or highly compensated Employees of the Company and who is designated by the Committee as eligible to participate in the Plan for a Plan Year.

Employee.  “Employee” means any individual employed by the Company on a regular, full time basis (in accordance with the personnel policies and practices of the Employer), including citizens of the United States employed outside of their home country and resident aliens employed in the United States; provided, however, that to qualify as an “Employee” for purposes of the Plan, the individual must be a member of a group of “key management or other highly compensated employees” within the meaning of Sections 201, 301 and 401 of the Employee Retirement Income Security Act of 1974, as amended.

End Termination Date.  “End Termination Date” means the date of termination of a Participant’s Service with the Company and its Affiliates and shall be determined without reference to any compensation continuation arrangement or severance benefit arrangement that may be applicable.

Enrollment Agreement.  “Enrollment Agreement” means a written agreement, as may be amended from time to time, which is entered into by and between the Company and a Participant.  The terms of any Enrollment Agreement may vary any of the terms set forth in this Plan and such changes shall be binding on the Company and the Participant if the Enrollment Agreement is signed by the Participant and accepted by the Committee.  Each Enrollment Agreement executed by a Participant shall provide for the entire benefit to which such Participant is entitled to under the Plan, and shall specify, the Company liable for the Participant’s benefits hereunder and the magnitude or extent of such liability.  The Enrollment Agreement bearing the latest date of acceptance by the Committee shall govern such entitlement and each Employer’s liability.  Upon the complete payment of a Participant’s Account Balance, each individual’s Enrollment Agreement and his or her status as a Participant shall terminate.

ERISA.  “ERISA” means the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

Excess Deferrals.  “Excess Deferrals” means amounts equal to the amounts of a Participant’s Employee Before-Tax Contributions under the 401(k) Plan (i) which are limited to Section 402(g) of the Code but which would otherwise have been made to the 401(k) Plan pursuant to a Participant’s election under the 401(k) Plan, and/or (ii) which are distributed to a Participant from the 401(k) Plan in order to satisfy the limitations of Section 401(k) of the Code.

In-Service Distribution Account.  “In-Service Distribution Account” means the Account maintained for a Participant for each Distribution Option Period to which compensation Deferrals are credited pursuant to the In-Service Distribution Option.

In-Service Distribution Option.  “In-Service Distribution Option” means the Distribution Option pursuant to which benefits are payable in accordance with Section 7.2.

Participant.  “Participant” means an Eligible Employee who has filed a completed and executed Enrollment Agreement with the Committee or its designee and is participating in the Plan in accordance with the provisions of Article 4.  In the event of the death or incompetency of a Participant, the term shall mean his personal representative or guardian.  An individual shall remain a Participant until that individual has received full distribution of any amount credited to the Participant’s Account.

Plan.  “Plan” means this plan, called the New Century Financial Corporation Deferred Compensation Plan, as amended from time to time.

Plan Administrator.  “Plan Administrator” means the Compensation Committee of the Board when acting as the administrator of the Plan.

Plan Year.  “Plan Year” means the 12 month period beginning on each January 1 and ending on the following December 31, except that the first Plan Year shall begin on the Effective Date, and end on December 31.

Retirement.  “Retirement” means the termination of the Participant’s Service with the Employer (for reasons other than death) at or after age 65, or, if the Participant has 5 or more years of Service, at or after age 55.

Retirement Distribution Account.  “Retirement Distribution Account” means the Account maintained for a Participant to which compensation Deferrals and Company Matching Contributions are credited pursuant to the Retirement Distribution Option.

Retirement Distribution Option.  “Retirement Distribution Option” means the Distribution Option pursuant to which benefits are payable in accordance with Section 7.1.

Savings Plan.  “Savings Plan” means the New Century Financial Corporation Employee 401(k) Plan, as it may be amended from time to time.

Trust.  “Trust” shall mean the trust established pursuant to that certain Trust Agreement between the Company and the trustee named therein, as amended from time to time.

Years of Service.  “Years of Service” means the period of time during which an employment relationship exists between an Employee and the Company, including any period during which the Employee is on an approved leave of absence, whether paid or unpaid.  “Years of Service” also includes employment with an Affiliate if an Employee transfers directly between the Company and the Affiliate.  For purposes of this definition, a year of employment shall be a 365 day period (or 366 day period in the case of a leap year) that, for any subsequent year, commences on an anniversary of that hiring date.  Any partial year of employment shall not be counted.  Notwithstanding the previous sentence, a Participant’s first Year of Service shall be treated as a full Year of Service for purposes of this definition, even if it is only a partial Year of Service.

ARTICLE 3
ADMINISTRATION OF THE PLAN AND DISCRETION

3.1                                 The Plan Administrator shall have full power and authority to interpret the Plan, to prescribe, amend and rescind any rules, forms and procedures as it deems necessary or appropriate for the proper administration of the Plan and to make any other determinations and to take any other such actions as it deems necessary or advisable in carrying out its duties under the Plan.  All action taken by the Plan Administrator arising out of, or in connection with, the administration of the Plan or any rules adopted thereunder, shall, in each case, lie within its sole discretion, and shall be final, conclusive and binding upon the Company, the Board, the Committee, all Employees, all Beneficiaries of Employees and all persons and entities having an interest therein.

3.2                                 Members of the Committee and the Plan Administrator shall serve without compensation for their services unless otherwise determined by the Board.  All expenses of administering the Plan shall be paid by the Company.

3.3                                 The Company shall indemnify and hold harmless each member of the Committee and the Plan Administrator from any and all claims, losses, damages, expenses (including counsel fees) and liability (including any amounts paid in settlement of any claim or any other matter with the consent of the Board) arising from any act or omission of such member, except when the same is due to gross negligence or willful misconduct.

3.4                                 Any decisions, actions or interpretations to be made under the Plan by the Company, the Board or Committee shall be made in its respective sole discretion, not as a fiduciary and need not be uniformly applied to similarly situated individuals and shall, except as expressly provided in Section 13.6 with respect to an arbitrator’s de novo review of determinations related to claims arising upon or following the occurrence of a Change in Control, be final, binding and conclusive on all persons interested in the Plan.

ARTICLE 4
PARTICIPATION

4.1                                 Deferred Compensation.  For each Plan Year, a Participant may elect to defer Base Salary, Annual Bonus, Commissions, and/or Compensation.  If no election is made, the amount deferred shall be zero.

In no event shall the maximum amount of Base Salary that a Participant may defer to this Plan in any one year exceed (i) the Participant’s total Base Salary, less (ii) the sum of the maximum amount that the Participant could elect to defer to the Savings Plan for that year plus the amount(s) that the Participant may elect to contribute to any qualified welfare benefit plan of the Company for that year for medical, healthcare, insurance, or similar benefits coverage.  The minimum deferral limits of Section 4.1 shall not apply with respect to a Participant for a Plan Year if the amount determined pursuant to the preceding sentence is less than the applicable minimum amount determined in accordance with Section 4.1.

4.2                                 Election to Participate.   Each Employee who is an Eligible Employee for a Plan Year will be offered the opportunity to defer Compensation to be earned in that Plan Year.  Any Eligible Employee may enroll in the Plan effective as of the first day of that Plan Year by filing a completed and fully executed Enrollment Agreement with the Committee by a date set by the Committee but in any event prior to the first day of that Plan Year.  Pursuant to said Enrollment Agreement, the Eligible Employee shall irrevocably elect (a) the percentages, in whole percentages, by which (as a result of payroll reduction) an amount equal to any whole percentage of the Participant’s Compensation to be earned during that Plan Year, in each case after required nondeferrable payroll tax deductions, will be deferred, and (b) the Distribution Option Accounts to which such amounts will be credited, and shall provide such other information as the Plan Administrator shall require.  The first Enrollment Agreement filed by an Eligible Employee during any Distribution Option Period must also set forth the Participant’s election as to the time and manner of distribution from the Retirement Distribution Account and In-Service Distribution Account and of amounts credited for that Distribution Option Period and related earnings.  The Committee may establish minimum or maximum amounts that may be deferred under this Section and may change such standards from time to time.  Any such limits shall be communicated by the Committee to the Plan Administrator and by the Plan administrator to the Participants prior to the commencement of a Plan Year.

4.3                                 New Eligible Employees.  The Committee may, in its discretion, permit individuals who first become Employees after the beginning of a Plan Year and who are selected as Eligible Employees to enroll in the Plan for that Plan Year by filing a completed and fully executed Enrollment Agreement, in accordance with Section 4.1, as soon as practicable following the date the individual first becomes an Eligible Employee but, in any event, within 30 days after such date.  Notwithstanding the foregoing, however, any election by an Eligible Employee, pursuant to this Section, to defer Compensation shall apply only to such amounts as are earned by the Eligible Employee after the date on which such Enrollment Agreement is filed.

4.4                                 Discretionary Company Contributions.  The Company, in its sole discretion, may, but is not required to, credit any amount it desires to any Participant’s Retirement Distribution Account and/or In-Service Distribution Account under this Plan.  The amount so credited to a

Participant may be smaller or larger than the amount credited to any other Participant, and the amount credited to any Participant for a Plan Year may be zero (0).  Any Discretionary Company Contributions approved by the Company will be credited as frequently as determined by the Committee acting on behalf of the Company.

4.5                                 Discretionary Matching Contributions.  If a Participant has deferred Compensation during any Plan Year, the Company shall reserve the right to credit to such Participant’s Retirement Distribution Account and/or In-Service Distribution Account a Matching Contribution, as defined above.  Any Discretionary Matching Contributions approved by the Company will be credited as frequently as determined by the Committee, acting on behalf of the Company.

ARTICLE 5
DISTRIBUTION OPTION ACCOUNTS

5.1                                 Distribution Option Accounts.  The Committee shall establish and maintain separate Distribution Option Accounts with respect to a Participant for each Distribution Option Period.

A Participant’s Distribution Option Accounts shall consist of the Retirement Distribution Account and/or one or more In-Service Distribution Accounts.  The amount of Compensation deferred pursuant to Sections 4.1, 4.2 or 4.3 shall be credited by the Company to the Participant’s Distribution Option Accounts as soon as administratively practicable after such compensation would otherwise have been paid, but in no event later than the fifteenth day of the month following the month in which such Compensation would otherwise have been paid, in accordance with the Distribution Option irrevocably elected by the Participant in the Enrollment Agreement.  Any amount once taken into account as Compensation for purposes of this Plan shall not be taken into account thereafter.  The Participant’s Distribution Option Accounts shall be reduced by the amount of the payments made by the Company to the Participant or the Participant’s Beneficiary pursuant to this Plan.

5.2                                 Earnings on Distribution Option Accounts.  A Participant’s Distribution Option Accounts shall be credited with earnings according to the Earnings Crediting Options elected by the Participant.  Participants may allocate their Retirement Distribution Account and/or each of their In-Service Distribution Accounts among the Earnings Crediting Options available under the Plan only in whole percentages of not less than five percent (5%) for any one Earnings Crediting Option and provided that allocation must total 100%.   The Committee shall select the Earnings Crediting Options whose performance will measure the amounts to be credited under Section 5.3 to the Distribution Option Accounts of Participants.  The selection of Earnings Crediting Options shall be for bookkeeping purposes only, and the Company shall not be obligated actually to invest any money in the Earnings Crediting Options, or to acquire or maintain any actual investment.  The Committee may, in its discretion, change its selection of the Earnings Crediting Options at any time; provided that following a Change in Control, the number and general type(s) of Earnings Crediting Options offered shall not be substantially diminished.  If a Participant or Beneficiary has elected pursuant to this Section to invest all or a portion of his Distribution Accounts in a Earnings Crediting Option which the Committee decided to discontinue, his Distribution Accounts shall be invested after such discontinuance in the continuing Earnings Crediting Options which the Committee determines, in its discretion, most nearly resembles the discontinued Earnings Crediting Options.  The Committee shall provide each Participant (or Beneficiary in the event of a Participant’s death) with a list of the Earnings Crediting Options available for hypothetical investment, and the Participant (or Beneficiary in the event of a Participant’s death) shall designate, on a form provided by the Committee, or on the Plan’s website, one or more of such Earnings Crediting Options in which he or she wishes his or her Distribution Option Accounts to be “invested”.  Notwithstanding the foregoing, the Participant’s Distribution Accounts on July 1, 2004 shall be deemed to be invested in an Earnings Crediting Option that is similar to a money market fund.  The Committee, in its discretion, shall designate the times, procedures, and limitations for the designation of hypothetical investments by Participants or Beneficiaries of their Distribution Option Accounts among the Earnings Crediting Options (including, but not limited to, the times when a Participant or Beneficiary may change his hypothetical investments, the increments expressed as a dollar amount or as a percentage of the Participant’s Distribution Accounts in which a Participant or Beneficiary may choose to make a hypothetical investment in a Earnings Crediting Option, and any minimum increment expressed as a dollar amount or as a percentage of the Participant’s Distribution Accounts that may be deemed to be invested in a Earnings Crediting Option); provided, however, that (i) a Participant or Beneficiary may make a selection of a hypothetical investment in a Earnings Crediting Option on a prospective basis only, and (ii) the times, procedures and limitations for the selection of hypothetical investments in the Earnings Crediting Options in effect at any time shall be uniform among all Participants and Beneficiaries.

5.3                                 Crediting of Earnings, Gains, Losses, and Changes in Value of Earnings Crediting Options.  The Committee shall determine, in its discretion, the exact times and methods for (i) crediting or charges to each Participant’s Distribution Accounts with the earnings, gains, losses, and changes in value of the Earnings Crediting Options selected by the Participant, (ii) crediting each Participant’s Distribution Accounts with such Participant’s Annual Deferral Amount, Discretionary Company Contribution, and Discretionary Matching Contribution, and (iii) debiting each Participant’s Distribution Accounts with the payment of benefits or withdrawals under this Plan; provided that any such credits, debits or other charges shall be made no less frequently than annually.  The Committee may, at any time, change the timing or methods for crediting or debiting earnings, gains, losses, and changes in value of Earnings Crediting Options, Annual Deferral Amounts, Discretionary Company Contribution, Discretionary Matching Contribution, and payments of benefits under this Plan; provided, however, that the times and methods for crediting or debiting such items in effect at any particular time shall be uniform among all Participants and Beneficiaries and such crediting or debiting shall occur no less frequently than annually.

5.4                                 Changes in Earnings Crediting Options.  A Participant may change the Earnings Crediting Options to which his Distribution Option Accounts are deemed to be allocated, in the manner prescribed by the Committee, with whatever frequency is determined by the Committee provided that each Participant shall have the right to elect at least one such change per year.  Each such change may include (a) reallocation of Participant’s existing Accounts in whole percentages of not less than five percent (5%), and/or (b) change in investment allocation of amounts to be credited to the Participant’s Accounts in the future, as the Participant may elect, provided that the allocations remain in whole percentages of not less than five percent (5%).

5.5                                 Valuation of Accounts.  The value of a Participant’s Distribution Option Accounts as of any date shall equal the amounts therefore credited to such Accounts, including any earnings (positive or negative) deemed to be earned on such Accounts in accordance with Section 5.2 through the day preceding such date, less the amounts therefore deducted from such Accounts.

5.6                                 Statement of Accounts.  The Committee shall provide to each Participant, not less frequently than quarterly, a statement in such form as the Committee deems desirable setting forth the balance standing to the credit of each Participant in each of his Distribution Option Accounts as of the end of the preceding calendar quarter.

5.7                                 Distribution from Accounts.  Any distribution made to or on behalf of a Participant from one or more of his Distribution Option Accounts in an amount which is less than the entire balance of any such Account shall be made pro rata from each of the Earnings Crediting Options to which such Account is then allocated.

ARTICLE 6
DISTRIBUTION OPTIONS

6.1                                 Election of Distribution Option.  In the first completed and fully executed Enrollment Agreement filed with the Committee for each Distribution Option Period, an Eligible Employee shall elect the time and manner of payment pursuant to which the Eligible Employee’s Distribution Option Accounts for that Distribution Option Period will be distributed.  Annually, the Eligible Employee shall allocate his or her deferrals between the Distribution Options in increments of five percent, provided, however that 100 percent of such deferrals must be allocated to one or the other of the Distribution Options.

6.2                                 Retirement Distribution Option.  Subject to Section 7.1 distribution of the Participant’s Retirement Distribution Account, if any,  shall commence upon (a) the Participant’s Retirement,  or (b) if later, the Participant’s attainment of age 65, as elected by the Participant in the Enrollment Agreement pursuant to which such Retirement Distribution Account was established or otherwise as permitted under Section 7.1(a).

6.3                                 In-Service Distribution Option.  Subject to Section 7.2, the Participant’s In-Service Distribution Account for any Distribution Option Period shall be distributed commencing in the year elected by the Participant in the Enrollment Agreement pursuant to which such In-Service Distribution Account was established.  Notwithstanding the foregoing, a Participant shall not be entitled to allocate any deferrals to an In-Service Distribution Account for two Plan Years preceding the Plan Year which includes the date on which such Account is to be distributed and such additional deferrals shall instead be allocated to the Retirement Distribution Account.

ARTICLE 7
BENEFITS TO PARTICIPANTS

7.1                                 Benefits Under the Retirement Distribution Option.  Benefits under the Retirement Distribution Option shall be paid to a Participant as follows.

(a)                                  Benefits Upon Retirement.  In the case of a Participant whose Service with the Employer terminates on account of his Retirement, the Participant’s Retirement Distribution Account shall be distributed in the following methods, as elected by the Participant in writing either in the Enrollment Agreement or in a separate election made prior to the first day of the Plan Year immediately preceding the Plan Year in which the Participant’s Retirement occurs:  (i) in a lump sum; (ii) in annual installments; or (iii) by any other formula that is mathematically derived and is acceptable to the Committee.  Any lump-sum benefit payable in accordance with this paragraph shall be paid in, but not later than January 31 of, the Plan Year following the Plan Year in which occurs the Participant’s Retirement or, if later, attainment of age 65 as elected by the Participant in accordance with this Section or Section 6.2, in an amount equal to the value of such Retirement Distribution Account as of the last business day of the Plan Year preceding the date of payment.  Annual installment payments, if any, shall commence no later than January 31 of the Plan Year following the Plan Year in which occurs the Participant’s Retirement or if later, attainment of age 65, as elected by the Participant in accordance with this Section or Section 6.2, in an amount equal to (i) the value of such Retirement Distribution Account as of the last business day of the Plan Year preceding the date of payment, divided by (ii) the number of annual installment payments elected by the Participant in the Enrollment Agreement pursuant to which such Retirement Distribution Account was established.  The remaining annual installments shall be paid not later than January 31 of each succeeding Plan Year in an amount equal to (i) the value of such Retirement Distribution Account as of the last business day of the immediately preceding Plan Year divided by (ii) the number of installments remaining.   A Participant may change the election regarding the manner of payments as described in Section 6.1 of the Participant’s account at any time prior to the first day of the Plan Year immediately preceding the Plan Year in which the Participant’s Retirement occurs, and elected as the distribution date by the Participant in accordance with Section 6.1.

(b)                                 Benefits Upon Termination of Employment.  In the case of a Participant whose Service with the Employer terminates prior to the earliest date on which the Participant is eligible for Retirement, other than on account of becoming Disabled or by reason of death, the vested portion of a Participant’s Retirement Distribution Account shall be distributed (i) in a lump sum by February 28 of the year following the Participant’s End Termination Date or (ii) beginning at age 65, as irrevocably elected by the Participant in the Enrollment Agreement pursuant to which such Retirement Distribution Account was established; provided, however, that the Company may override Participant’s election and cause a distribution under clause (i) notwithstanding any other election by the Participant.

7.2                                 Benefits Under the In-Service Distribution Option.  Benefits under the In-Service Distribution Option shall be paid to a Participant as follows:

(a)                                  In-Service Distributions.  In the case of a Participant who continues in Service with the Employer, the Participant’s In-Service Distribution Account for any Distribution Option Period shall be paid to the Participant commencing no later than January 31 of the Plan Year elected by the Participant in the Enrollment Agreement pursuant to which such In-Service Distribution Account was established, which may be no earlier than the third Plan Year following the end of the last Plan Year in the Distribution Option Period in which deferrals are to be credited to the In-Service Distribution Account for that Distribution Option Period in one lump sum or in annual installments payable over 2, 3, 4 or 5 years.   Any lump-sum benefit

payable in accordance with this paragraph shall be paid not later than January 31 of the Plan Year elected by the Participant in accordance with Section 6.3, in an amount equal to the value of such In-Service Distribution Account as of the last business day of the Plan Year preceding the date of the payment.  Annual installment payments, if any, shall commence not later than January 31 of the Plan Year as elected by the Participant in accordance with Section 6.3, in an amount equal (i) the value of such In-Service Distribution Account as of the last business day of the Plan Year preceding the date of payment, divided by (ii) the number of installments remaining.  In accordance with procedures established by the Plan Administrator, not later than twelve months prior to the Participant’s designated In-Service Distribution date, the Participant may elect in writing to extend the designated In-Service Distribution date into the future but such extension will not result in an extension of less than five years.

(b)                                 Benefits Upon Termination of Employment.  In the case of a Participant whose Service with the Employer terminates prior to the date on which the Participant’s In-Service Distribution Account would otherwise be distributed, other than on account of becoming Disabled or by reason of death, such In-Service Distribution Account shall be distributed (i) in a lump sum by February 28 of the year following the Participant’s End Termination Date; (ii) in annual installments commencing on the date such In-Service Distribution Account would have been distributed; or (iii) in a lump sum on the date such In-Service Distribution Account would otherwise have been distributed, all as irrevocably elected by the Participant in the Enrollment Agreement pursuant to which such In-Service Distribution Account was established; provided, however, that the Company may override a Participant’s election and cause a distribution under clause (i) notwithstanding any other election by the Participant.

ARTICLE 8
DISABILITY

In the event a Participant becomes Disabled, the Participant’s right to make any further deferrals under this Plan shall terminate as of the date for which the Participant first receives benefits under the Company’s Long-Term Disability Benefit Plan, as amended from time to time.   The Participant’s Distribution Option Accounts shall continue to be credited with earnings in accordance with Section 5.2 until such Accounts are fully distributed.  For purposes of this Plan, a Disabled Participant will not be treated as having terminated Service.  The Participant’s Retirement Distribution Account, if any, shall be distributed to the Participant in accordance with Section 7.1(a), provided, however, that distribution of the Participant’s Retirement Distribution Accounts, if any, shall commence not later than January 31 of the Plan Year immediately following the later of (a) the Plan Year in which the Participant first becomes eligible for Retirement, or (b) the Plan Year in which the Participant first received benefits under the Company’s Long-Term Disability Plan, as amended from time to time.  The Participant’s In-Service Distribution Accounts, if any, will be distributed to the Participant in accordance with Section 7.2(a) without regard to the fact that the Participant became Disabled.

ARTICLE 9
SURVIVOR BENEFITS

9.1                                 Death of Participant Prior to the Commencement of Benefits.  In the event of a Participant’s death prior to the commencement of benefits in accordance with Article 7, benefits shall be paid to the Participant’s Beneficiary, as determined under Section 12.4, pursuant to Section 9.2 or 9.3, whichever is applicable, in lieu of any benefits otherwise payable under the Plan to or on behalf of such Participant.

9.2                                 Survivor Benefits Under the Retirement Distribution Option.  In the case of a Participant with respect to whom the Company has established a Retirement Distribution Account, and who dies prior to the commencement of benefits under such Retirement Distribution Account pursuant to Section 7.1, distribution of such Retirement Distribution Account shall be made (a) in a lump sum as soon as practicable following the Participant’s death, or (b) in the manner and at such time as such Retirement Distribution Account would otherwise have been distributed in accordance with Section 7.1 had the Participant lived, as elected by the Participant in the Enrollment Agreement pursuant to which such Retirement Distribution Account was established or as may have been changed by the Participant.  The amount of any lump sum benefit payable in accordance with this Section shall equal the value of such Retirement Distribution Account as of the last business day of the calendar month immediately preceding the date on which such benefit is paid.  The amount of any annual installment benefit payable in accordance with this Section shall equal (a) the value of such Retirement Distribution Account as of the last business day of the calendar month immediately preceding the date on which such installment is paid, divided by (b) the number of annual installments remaining to be paid pursuant to the election of the Participant in the Enrollment Agreement pursuant to which such Retirement Distribution Account was established or as may have been changed by the Participant.

9.3                                 Survivor Benefits Under the In-Service Distribution Option.  In the case of a Participant with respect to whom the Company has established one or more In-Service Distribution Accounts, and who dies prior to the date on which such In-Service Distribution Accounts are to be paid pursuant to Section 7.2, distribution of such In-Service Distribution Accounts shall be made (a) in a lump sum as soon as practicable following the Participant’s death, or (b) at such time and in such form as such In-Service Distribution Accounts would otherwise have been distributed in accordance with Section 7.2 had the Participant lived, as irrevocably elected by the Participant in the Enrollment Agreement pursuant to which such In-Service Distribution Accounts were established.  The amount of any lump sum benefit payable in accordance with this Section shall equal the value of such In-Service Distribution Accounts as of the last business day of the calendar month immediately preceding the date on which such benefit is paid.

9.4                                 Death of Participant After Benefits Have Commenced.  In the event a Participant who elected the Retirement Distribution Option dies after annual installment benefits payable under Section 7.1 from the Participant’s Retirement Distribution Account has commenced, but before the entire balance of such Retirement Distribution Account has been paid, any remaining installments shall continue to be paid to the Participant’s Beneficiary, as determined under Section 15.2, at such times and in such amounts as they would have been paid to the Participant had he survived.

ARTICLE 10
EMERGENCY BENEFIT

In the event that the Committee, upon written request of a Participant, determines, in its sole discretion, that the Participant has suffered an unforeseeable financial emergency, the Company shall pay to the Participant from the vested portion of his Distribution Option Account, as soon as practicable following such determination, an amount necessary to meet the emergency, after deduction of any and all taxes as may be required pursuant to Section 15.8 (the “Emergency Benefit”).  For purposes of this Plan, an unforeseeable financial emergency is an unexpected need for cash arising from an illness, casualty loss, sudden financial reversal, or other such unforeseeable occurrence.  Cash needs arising from foreseeable events such as the purchase of a house or education expenses for children shall not be considered to be the result of an unforeseeable financial emergency.  Emergency Benefits shall be paid first from the Participant’s In-Service Distribution Accounts, if any, to the extent the balance of one or more of such In-Service Distribution Accounts is sufficient to meet the emergency, in the order in which such Accounts would otherwise be distributed to the Participant.  If the distribution exhausts the In-Service Distribution Accounts, the Retirement Distribution Account may be accessed.  With respect to that portion of any Distribution Option Account which is distributed to a Participant as an Emergency Benefit, in accordance with this Article, no further benefit shall be payable to the Participant under this Plan.  Notwithstanding anything in this Plan to the contrary, a Participant who receives an Emergency Benefit in any Plan Year shall not be entitled to make any further deferrals for the remainder of such Plan Year or the following Plan Year.  It is intended that the Committee’s determination as to whether a Participant has suffered an “unforeseeable financial emergency” shall be made consistent with the requirements under section 457(d) of the Code.

ARTICLE 11
ACCELERATED DISTRIBUTION

11.1                           Availability of Withdrawal Prior to Retirement.  Upon the Participant’s written election, the Participant may elect to withdraw all or a portion of the Participant’s Distribution Option Account at any time prior to the time such Distribution Option Account otherwise becomes payable under the Plan, provided the conditions specified in Section 11.3,  Section 11.4, and Section 11.5 are satisfied.

11.2                           Acceleration of Periodic Distributions.  Upon the Participant’s written election, the Participant or Participant’s Beneficiary who is receiving installment payments under the Plan may elect to have all or a percentage of the remaining installments distributed in the form of an immediately payable lump sum, provided the condition specified in Section 11.3 is satisfied.

11.3                           Forfeiture Penalty.  In the event of a withdrawal pursuant to Section 11.1, or an accelerated distribution pursuant to Section 11.2, the Participant shall forfeit from his Distribution Option Account from which the withdrawal is made an amount equal to ten percent (10%) of the amount of the withdrawal or accelerated distribution, as the case may be.  The forfeited amount shall be deducted from the applicable Distribution Option Account prior to giving effect to the requested withdrawal or acceleration.  The Participant and the Participant’s Beneficiary shall not have any right or claim to the forfeited amount, and the Company shall have no obligation whatsoever to the Participant, the Participant’s Beneficiary or any other person with regard to the forfeited amount.

11.4                           Minimum Withdrawal.  In no event shall the amount withdrawn in accordance with Section 11.1 be less than 25% of the amount credited to the Participant’s Distribution Option Account immediately prior to the withdrawal.

11.5                           Suspension from Deferrals.  In the event of a withdrawal pursuant to Section 11.1, a Participant who is otherwise eligible to make deferrals under Article 4 shall be prohibited from making any deferrals with respect to the Plan Year immediately following the Plan Year during which the withdrawal was made, and any election previously made by the Participant with respect to deferrals for the Plan Year of the withdrawal shall be void and of no effect with respect to subsequent deferrals for such Plan Year.

ARTICLE 12
VESTING

12.1                           A Participant shall at all times be one hundred percent (100%) vested in his or her Elective Deferral Account.

12.2                           A Participant shall be vested in his or her Discretionary Company Contribution Account in accordance with the following schedule:

Years Discretionary Company Contribution has been credited to account	Vested Percentage
Less than 1 year	50%
1 year but less than 2 years	75%
2 years or more	100%

12.3                           A Participant shall be vested in his or her Discretionary Matching Contribution Account in accordance with the following schedule:

Years of Service	Vested Percentage
Less than 1 year	0%
1 year but less than 2 years	20%
2 years but less than 3 years	40%
3 years but less than 4 years	60%
4 years but less than 5 years	80%
5 years or more	100%

12.4                           Notwithstanding anything to the contrary contained in this Section, in the event of a Change in Control, Retirement, or Death, a Participant’s Discretionary Company Contribution Account and Discretionary Matching Contribution Account shall immediately become one hundred percent (100%) vested (if it is not already vested in accordance with the above vesting schedules).

ARTICLE 13
CLAIMS PROCEDURE

13.1                           Presentation of Claim.  Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan.  If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant.  The claim must state with particularity the determination desired by the Claimant.  All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred.  The claim must state with particularity the determination desired by the Claimant.

13.2                           Notification of Decision.  The Committee shall consider a Claimant’s claim within a reasonable time, and shall notify the Claimant in writing but not later than ninety (90) days after receiving the claim.  If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90) day period.  In no event shall such extension exceed a period of ninety (90) days from the end of the initial period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination.  The Committee shall notify the Claimant in writing:

(a)                                  That the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)                                 That the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i)                                     the specific reason(s) for the denial if the claim, or any part of it;

(ii)                                  specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)                               a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(iv)                              an explanation of the claim review procedure set forth in Section 13.3 below or, to the extent required by law, a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

13.3                           Review of a Denied Claim.  Within sixty (60) days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim.  Thereafter, the Claimant (or the Claimant’s duly authorized representative):

(a)                                  may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;

(b)                                 may submit written comments or other documents;

(c)                                  may request a hearing, which the Committee, in its sole discretion, may grant.

13.4                           Decision on Review.  The Committee shall render its decision on review promptly, and not later than sixty (60) days after the filing of a written request for review of the denial of the claim.  If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial sixty (60) day period.  In no event shall such extension exceed a period of sixty (60) days from the end of the initial period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination.  In rendering its decision, the Committee shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.  The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)                                  specific reasons for the decision;

(b)                                 specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

(c)                                  a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and

(d)                                 to the extent required by law, a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

13.5                           Legal Action.  With respect to claims made prior to the occurrence of a Change in Control, a Claimant’s compliance with the foregoing provisions of this Article 13 is a mandatory prerequisite to a Claimant’s right to commence arbitration pursuant to Section 13.6 with respect to any claim for benefits under this Plan.  With respect to claims made upon and after the occurrence of a Change in Control, the Claimant may proceed directly to arbitration in accordance with Section 13.6 and need not first satisfy the foregoing provisions of this Article 13.

13.6                           Arbitration.  All claims or controversies arising out of or in connection with this Plan, that any Company may have against any Claimant, or that any Claimant may have against any Company or against any of their respective officers, directors, employees or agents acting in their capacity as such, shall, subject to the initial review provided for in the foregoing provisions of this Article 13 that are effective with respect to claims brought prior to the occurrence of a Change in Control, be resolved through arbitration as provided in this Section 13.6.  The decision of an arbitrator on any issue, dispute, claim or controversy submitted for arbitration, shall be final and binding upon each Company and the Claimant and that judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.  With respect to claims arising upon or following the occurrence of a Change in Control (but not with respect to any determination made by the Committee prior to the Change in Control), the arbitrator shall review de novo any claim previously considered by the Committee pursuant to this Article 13.

Except as otherwise provided in this procedure or by mutual agreement of the parties, any arbitration shall be conducted in Orange County, California before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc., Orange County, California, or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, and shall be conducted in accordance with the provisions of California Code of Civil Procedure §§ 1280 et seq. as the exclusive forum for the resolution of such dispute.  The party desiring to initiate arbitration shall do so by sending written notice of an intention to arbitrate to the other party, which notice shall include a description of the nature of all claims or controversies asserted and a description of the facts upon which such claims are based.  Pursuant to California Code of Civil Procedure § 1281.8, provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator.  Final resolution of any dispute through arbitration may include any remedy or relief which the arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes.  At the conclusion of the arbitration, the arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the arbitrator’s award or decision is based.  Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.  The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Plan.

All forum costs of the arbitration (including, but not limited to, the fees and expenses of the arbitrator) shall be advanced and borne by the Company.  Further, the fees and expenses of the counsel for the Claimant shall be advanced and borne by the Company; provided, however, that if it is determined by the arbitrator that the Claimant did not commence the arbitration in good faith and had no reasonable basis therefore, the Claimant shall repay to the Company all amounts advanced by the Company to cover the Claimant’s fees and expenses of counsel and shall reimburse the Company for its reasonable legal fees and expenses (other than forum costs) in connection with the arbitration.

The arbitrator shall interpret this Plan, any applicable Company policy or rules and regulations, any applicable substantive law (and the law of remedies, if applicable) of the state in which the claim arose or applicable federal law (any such law to be applicable only to the extent consistent with Section 15.11).  In reaching his or her decision, the arbitrator shall have no authority to change or modify any lawful Company policy, rule or regulation, or this Plan.  The arbitrator, and not any federal, state or local court or agency, shall have exclusive and broad authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Plan, including but not limited to, any claim that all or any part of this Plan is voidable.

The arbitrator shall have authority to entertain a motion to dismiss and/or motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure.

ARTICLE 14
TRUST

14.1                           Establishment of Trust.  The Company shall establish the Trust, and the Employers shall transfer over to the Trust such assets, if any, as the Committee determines, from time to time and in its sole discretion, are appropriate.

14.2                           Interrelationship of the Plan and the Trust.  The provisions of the Plan shall govern the rights of a Participant to receive distributions pursuant to the Plan.  The provisions of the Trust shall govern the rights of the Participant and the creditors of the Employers to the assets transferred to the Trust.  The Employers shall at all times remain liable to carry out their obligations under the Plan.  The Employers’ obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust.  Any such distribution shall reduce the Employer’s obligations under this Agreement.

ARTICLE 15
MISCELLANEOUS

15.1                           Amendment and Termination.  The Plan may be amended, suspended, discontinued or terminated at any time by the Committee; provided, however, that no such amendment, suspension, discontinuance or termination shall reduce or in any manner adversely affect the rights of any Participant with respect to benefits that are payable or may become payable under the Plan based upon the balance of the Participant’s Accounts as of the effective date of such amendment, suspension, discontinuance or termination. Notwithstanding anything else contained herein or in the New Century Financial Corporation Supplemental Benefit and Deferred Compensation Trust Agreement II to the contrary, the Company may at any time terminate the Plan and pay out the Distribution Option Accounts in the form of lump sum payments

15.2                           Designation of Beneficiary.  Each Participant may designate a Beneficiary or Beneficiaries (which Beneficiary may be an entity other than a natural person) to receive any payments which may be made following the Participant’s death.  Such designation may be changed or canceled at any time without the consent of any such Beneficiary(1).  Any such designation, change or cancellation must be made in a form approved by the Committee and

(1)  In Community Property States, in order for a married participant to designate someone other than his/her spouse as the primary beneficiary, consent of each spouse is required.

shall not be effective until received by the Committee, or its designee.  If no Beneficiary has been named, or the designated Beneficiary or Beneficiaries shall have predeceased the Participant, the Beneficiary shall be the Participant’s estate.  If a Participant designates more than one Beneficiary, the interests of such Beneficiaries shall be paid in equal shares, unless the Participant has specifically designated otherwise.

15.3                           Limitation of Participant’s Right.  Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Company, nor shall it interfere with the rights of the Company to terminate the employment of any Participant and/or to take any personnel action affecting any Participant without regard to the effect which such action may have upon such Participant as a recipient or prospective recipient of benefits under the Plan.  Any amounts payable hereunder shall not be deemed salary or other compensation to a Participant for the purposes of computing benefits to which the Participant may be entitled under any other arrangement established by the Employer for the benefit of its employees.

15.4                           No Limitation on Company Actions.  Nothing contained in the Plan shall be construed to prevent the Company from taking any action which is deemed by it to be appropriate or in its best interest.  No Participant, Beneficiary, or other person shall have any claim against the Employer as a result of such action.

15.5                           Obligations to Company.  If a Participant becomes entitled to a distribution of benefits under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to the Employer, then the Employer may offset such amount owed to it against the amount of benefits otherwise distributable.  Such determination shall be made by the Committee.

15.6                           Nonalienation of Benefits.  Except as expressly provided herein, no Participant or Beneficiary shall have the power or right to transfer (otherwise than by will or the laws of descent and distribution), alienate, or otherwise encumber the Participant’s interest under the Plan.  The Company’s obligations under this Plan are not assignable or transferable except to (a) any corporation or partnership which acquires all or substantially all of the Company’s assets or (b) any corporation or partnership into which the Company may be merged or consolidated.  The provisions of the Plan shall inure to the benefit of each Participant and the Participant’s Beneficiaries, heirs, executors, administrators or successors in interest.

15.7                           Protective Provisions.  Each Participant shall cooperate with the Employer by furnishing any and all information requested by the Employer in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Employer may deem necessary and taking such other relevant action as may be requested by the Employer.  If a Participant refuses to cooperate, the Employer shall have no further obligation to the Participant under the Plan, other than payment to such Participant of the then current balance of the Participant’s Distribution Option Accounts in accordance with his prior elections.

15.8                           Withholding Taxes.  The Company may make such provisions and take such action as it may deem necessary or appropriate for the withholding of any taxes which the Company is required by any law or regulation of any governmental authority, whether Federal, state or local, to withhold in connection with any benefits under the Plan, including, but not limited to, the withholding of appropriate sums from any amount otherwise payable to the Participant (or his Beneficiary).  Each Participant, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.

15.9                           Unfunded Status of Plan.  The Plan is intended to constitute an “unfunded” plan of deferred compensation for Participants.  Benefits payable hereunder shall be payable out of the general assets of the Company, and no segregation of any assets whatsoever for such benefits shall be made.  Notwithstanding any segregation of assets or transfer to a grantor trust, with respect to any payments not yet made to a Participant, nothing contained herein shall give any such Participant any rights to assets that are greater than those of a general creditor of the Company.

15.10                     Severability.  If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

15.11                     Governing Law.  Subject to ERISA, the Plan shall be construed in accordance with and governed by the laws of the State of California, without reference to the principles of conflict of laws.

15.12                     Headings.  Headings are inserted in this Plan for convenience of reference only and are to be ignored in the construction of the provisions of the Plan.

15.13                     Gender, Singular and Plural.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require.  As the context may require, the singular may read as the plural and the plural as the singular.

15.14                     Notice.  Any notice or filing required or permitted to be given to the Plan Administrator or the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Human Resources Department, or to such other entity as the Plan Administrator or the Committee may designate from time to time.  Any notice or filing required or permitted to be given to a Participant under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Participant at the Participant’s last address reflected on the payroll records of the Company, or to such other address as the Participant may specify from time to time (any such other address to be sent by the Participant in a written notice that satisfies this Section 15.14 and which notice shall make express reference to the purpose of the notice).    In either case, any such notice shall be deemed given as to the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Dated at Irvine, State of California, on June 22, 2004.

/s/ Stergios Theologides
(Signature of Representative of New Century Financial Corp.)

Witness:	/s/ Amy Gossin